Exhibit 2.1.3

State of Delaware Secretary of State Division of Corporations Delivered 11:08 AM 07/17/2008 FILED 11:08 AM 07/17/2008 SRV 080793486 - 4424969 FILE

CERTIFICATE OF MERGER OF
ENVIRONMENTAL DIGITAL SERVICES, INC.
(a Florida corporation)
and
ENVIRONMENTAL DIGITAL SERVICES, INC.
(a Delaware Corporation)

Pursuant to the provisions of Sections 252 of Delaware General Corporation Law, the foreign corporation and the domestic corporation herein named do hereby adopt the following Certificate of Merger.

1.          Environmental Digital Services, Inc., a Florida corporation formed on July 25, 1996 is merging with Environmental Digital Services, Inc., a Delaware Corporation, such that Environmental Digital Services, Inc., a Delaware Corporation shall be the Surviving Corporation.

2.          An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Board of Directors and majority shareholders of both the Merged Corporation and the Surviving Corporation.

3.          The name of the surviving corporation is Environmental Digital Services, Inc., a Delaware corporation, (the "Surviving Corporation").

4.          The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

5.          An executed copy of the Agreement of Merger is on file an the principal office of the surviving corporation at 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 and such executed Agreement of Merger or a copy thereof will be furnished by the surviving corporation, on request and without cost, to any stockholder of either the Surviving Corporation or the non-surviving corporation.

6.          The merger of the Merged Corporation with and Into the Surviving Corporation is permitted by the taws of the jurisdiction of organization of the Merged Corporation and has been authorized in compliance with said laws, by which the Merged Corporation is governed.

7.          The total authorized capital stock of the non surviving corporation (Environmental Digital Services, Inc., Florida) is Fifty Million and Ten Thousand Shares (50,010,000) comprised of Fifty Million (50,000,000) common shares, $.001 par value and Ten Thousand (10,000) preferred stock, $.001 par value. The Agreement of Merger was approved by a vote of 76% of all shares of stock entitled to vote, which vote is sufficient for the approval of the Agreement of Merger.

8.          The Agreement of Merger was approved by written consent of the sole stockholder of the Surviving Corporation and by the Board of Directors of the Surviving Corporation pursuant to the provisions of Section 252, which incorporate Section 251 of the Delaware General Corporation Law.

9.          The merger herein provided for shall become effective in the State of Delaware upon filing.

Executed July 1, 2008	ENVIRONMENT DIGITAL SERVICES, INC.,
a Delaware corporation

/s/ Michael Anthony
Michael Anthony, President